Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
OCWEN FINANCIAL CORPORATION

ARTICLE I

CORPORATE NAME

The name of this corporation is:

Ocwen Financial Corporation

ARTICLE II

PRINCIPAL OFFICE

The address of the principal office and the mailing address of this corporation are:

1675 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401

ARTICLE III

CAPITAL STOCK

The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(A) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(1) the designation of and number of shares constituting such series;

(2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(3) whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4) the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

(5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(6) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(7) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(8) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

(B) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

ARTICLE IV

AFFILIATE TRANSACTIONS; CONTROL-SHARE ACQUISITIONS

This corporation hereby expressly elects not to be governed by Fla. Stat. Section 607.0901, as the same may be amended or supplemented.

Fla. Stat. Section 607.0902, as amended or supplemented, shall not apply to control-share acquisitions of shares of this corporation.

ARTICLE V

INDEMNIFICATION

This corporation shall, to the fullest extent permitted by the provisions of Fla. Stat. Section 607.0850, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The undersigned have executed, subscribed and acknowledged these Amended and Restated Articles of Incorporation on July 23, 1996.
/s/ William C. Erbey
William C. Erbey, President

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OCWEN FINANCIAL CORPORATION

Ocwen Financial Corporation, a Florida corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Statutes, does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is: Ocwen Financial Corporation.

SECOND: That at a regular meeting of the members of the Board of Directors of the Corporation held on March 8, 2006, resolutions were duly adopted proposing to amend Article III of the Amended and Restated Articles of Incorporation of the Corporation and declaring such amendment to be advisable.

THIRD: The amendment to the Amended and Restated Articles of Incorporation set forth below does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not materially result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

FOURTH: Each ten (10) shares of issued common stock par value $0.01 per share of the Corporation (“Common Stock”) are to be combined into one (1) share of Common Stock, provided that no fractional shares are to be issued to any holder of fewer than ten (10) shares of Common Stock.

FIFTH: Article III of the Amended and Restated Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE III
CAPITAL STOCK

The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(A)
The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(1)	the designation of and number of shares constituting such series;

(2)
the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(3)	whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4)	the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

(5)
whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(6)	the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(7)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(8)	the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

(B)
Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

Without regard to any other provision of these Articles of Incorporation (all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each ten (10) shares of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one fully-paid and non-assessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares be issued to any holder of fewer than ten (10) shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing fractional shares to such holders, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.”

SIXTH: That at the annual meeting of shareholders held on May 4, 2006, said amendments were duly adopted by a sufficient number of shareholders in accordance with Section 1003 of the Florida Statutes.

SEVENTH: That these Articles of Amendment shall become effective at 4:59 p.m. eastern time on May 12, 2006, in accordance with the applicable provisions of the Florida Statutes.

IN WITNESS WHEREOF, Ocwen Financial Corporation has caused this certificate to be signed by its Corporate Secretary this 12th day of May, 2006.

By:     /s/ Ronald M. Faris
Ronald M. Faris
President

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OCWEN FINANCIAL CORPORATION

Ocwen Financial Corporation, a Florida corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Statutes, does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is: Ocwen Financial Corporation.

SECOND: That at a regular meeting of the members of the Board of Directors of the Corporation held on March 8, 2006, resolutions were duly adopted proposing to amend Article III of the Amended and Restated Articles of Incorporation of the Corporation and declaring such amendment to be advisable.

THIRD: The amendment to the Amended and Restated Articles of Incorporation set forth below does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not materially result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

FOURTH: Each one (1) share of issued common stock par value $0.01 per share of the Corporation (“Common Stock”) is to be divided into ten (10) shares of Common Stock.

FIFTH: Article III of the Amended and Restated Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE III
CAPITAL STOCK

The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(A)
The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(1)	the designation of and number of shares constituting such series;

(2)
the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(3)	whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4)	the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

(5)
whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(6)	the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(7)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(8)	the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

(B)
Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

Without regard to any other provision of these Articles of Incorporation (all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into ten (10) fully-paid and non-assessable shares of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional shares of Common Stock outstanding immediately prior to the time this amendment becomes effective, shall be converted into the number of shares of Common Stock equal to such fraction multiplied by ten (10) when this amendment becomes effective.”

SIXTH: That at the annual meeting of shareholders held on May 4, 2006, said amendments were duly adopted by a sufficient number of shareholders in accordance with Section 1003 of the Florida Statutes.

SEVENTH: That these Articles of Amendment shall become effective at 5:00 p.m. eastern time on May 12, 2006, in accordance with the applicable provisions of the Florida Statutes.

IN WITNESS WHEREOF, Ocwen Financial Corporation has caused this certificate to be signed by its Corporate Secretary this 12th day of May, 2006.

By:     /s/ Ronald M. Faris
Ronald M. Faris
President

Articles of Amendment
to
Articles of Incorporation
of
Ocwen Financial Corporation
(Name of Corporation as currently filed with the Florida Dept. of State)
S75556
(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A.	If amending name, enter the new name of the corporation:

______________________________________________________________ The new name must be distinguishable and contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or  Co.,” or the designation “Corp,” “Inc,” or “Co”.  A  professional corporation name must contain the word “chartered,” “professional association,” or  the abbreviation “P.A.”

B.	Enter new principal office address, if applicable:	2002 Summit Boulevard, Suite 600
	(Principal office address MUST BE A STREET ADDRESS)	Atlanta, GA 30319

C.	Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent:

New Registered Office Address:
(Florida street address)

, Florida
(City)		(Zip Code)
New Registered Agent’s Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent.   I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Title	Name	Address	Type of Action

oAdd
oRemove

oAdd
oRemove

oAdd
oRemove

If amending or adding additional Articles, enter change(s) here:
(attach additional sheets, if necessary).     (Be specific)

If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
      (if not applicable, indicate N/A)

The date of each amendment(s) adoption: July 29, 2010

Effective date if applicable:  December 28, 2010
                                                   (no more than 90 days after amendment file date)

Adoption of Amendment(s)                       (CHECK ONE)

o The amendment(s) was/were adopted by the shareholders.  The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

o The amendment(s) was/were approved by the shareholders through voting groups.  The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval

by	.”
(voting group)

x The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

o The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder  action was not required.

Dated: December 28, 2010

Signature:	/s/ Ronald M. Faris

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Ronald M. Faris
(Typed or printed name of person signing)

President and Chief Operating Officer
(Title of person signing)

ARTICLES OF CORRECTION
for
Ocwen Financial Corporation

Document Number (if known): S75556

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct the Articles of Amendment to Articles of Incorporation, filed with the Department of State on December 28, 2010.

Specify the inaccuracy, incorrect statement, or defect: The effective date of the Articles of Amendment to Articles of Incorporation of Ocwen Financial Corporation was incorrectly stated as December 28, 2010.

Correct the inaccuracy, incorrect statement, or defect: The effective date of the Articles of Amendment to Articles of Incorporation of Ocwen Financial Corporation is January 1, 2011.

/s/ Kristen Wagner

(Signature of a director, president or other officer – if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Kristen Wagner
(Typed or printed name of person signing)

Assistant Secretary
(Title of person signing)

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OCWEN FINANCIAL CORPORATION
ARTICLES OF DESIGNATION, PREFERENCES, AND RIGHTS OF
SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

Pursuant to Sections 607.0602 and 607.1006
of the Florida Business Corporation Act

Ocwen Financial Corporation, a Florida corporation (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and in accordance with the provisions of Sections 607.0602 and 607.1006 of the Florida Business Corporation Act, the Board of Directors of the Company (the “Board of Directors”) at a meeting duly called and held on October 2, 2012 duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $0.01 per share, with a liquidation preference of $1,000 per share (the “Liquidation Preference”), which shall be designated as Series A Perpetual Convertible Preferred Stock, consisting of Two Hundred Thousand (200,000) shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:
1. Designation and Number of Shares. The series of preferred stock shall be designated as “Series A Perpetual Convertible Preferred Stock”, with a par value of $0.01 per share (the “Series A Preferred Stock”), and the number of shares so authorized and designated shall be Two Hundred Thousand (200,000). At all times the Company will have sufficient shares authorized and will take all actions necessary to authorize additional shares if required, in each case, to meet its obligations hereunder.
2. Ranking. The Series A Preferred Stock shall, with respect to payment of dividends, redemption and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of preferred stock established after the date hereof by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as “Junior Securities”); (ii) on a parity with any additional shares of Series A Preferred Stock issued by the Company in the future (subject to compliance with Section 8) and any other class of capital stock or series of preferred stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company (subject to compliance with Section 8), the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Senior Securities”). For the avoidance of doubt, a security shall not be deemed a Parity Security unless the dividend is payable in kind when the dividend of the Series A Preferred

Stock is paid in kind, and a security shall not be deemed not to be a Parity Security solely because the dividend on such security has a coupon equal to or greater than the Series A Preferred Stock.
3. Dividends.
(a) Dividends. Holders of Series A Preferred Stock shall be entitled to receive, to the fullest extent permitted by law, mandatory and cumulative dividends payable quarterly in arrears with respect to each dividend period ending on and including the last calendar day of each quarter ending December 31, March 31, June 30 and September 30, respectively (each such period, a “Dividend Period” and each such date, a “Dividend Payment Date”), at the rate per share equal to the greater of (x) 3.75% per annum multiplied by the Liquidation Preference and (y) in the event the Company pays a regular quarterly dividend on its Common Stock in such quarter, the rate per share payable in respect of such quarterly dividend (treating each holder of shares of Series A Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares would be converted if such shares were converted pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend); provided that the initial Dividend Period will commence on the Series A Preferred Stock Issue Date and end on the second Dividend Payment Date thereafter. The record date for payment of quarterly dividends on the Series A Preferred Stock will be the 15th day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Trading Day. If any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day.
(b) Special Dividends. If and to the extent the Company intends to pay any dividend or make a distribution on shares of Common Stock (whether or not in the form of cash, but excluding any dividend which results in an adjustment to the Conversion Price as described below) other than a dividend as provided in 3(a) above (a “Special Dividend”), then any such dividend shall be payable to the holders of shares of Common Stock and Series A Preferred Stock on a pari passu, pro rata basis (treating each holder of shares of Series A Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock had been converted if such shares were converted pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend). The record date for payment of any Special Dividend will be the same date as the record date for payment of the Special Dividend to holders of Common Stock, whether or not such date is a Trading Day. The payment date of any Special Dividend will be the same date on which payment of such dividend is made to holders of Common Stock (“Special Dividend Payment Date”).

(c) Company’s Ability to Pay Dividends in Cash or Kind. Dividends shall be paid in full, in cash (“Cash Dividend”) for each Dividend Period on the applicable Dividend Payment Date; provided, that at the Company’s option, the Company may pay all or any percentage of the dividends contemplated by paragraphs (a) and (b) above in cash or additional shares of Series A Preferred Stock (“PIK Dividends”). The Company shall provide the holders with at least five (5) Trading Days’ notice of its election to pay all or any percentage of such dividend in shares of Series A Preferred Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). If and to the extent that the Company does not for any reason pay the entire dividend payable for a particular Dividend Period either as a Cash Dividend, or a combination of Cash Dividend and PIK Dividend, on the applicable Dividend Payment Date for such period (whether or not the payment of dividends is permitted under applicable law or such dividends are declared by the Board of Directors of the Company), such unpaid dividends shall be paid in kind by issuance of additional Series A Preferred Stock (the “Additional PIK Dividends”) to the holders of the Series A Preferred Stock as of the record date for the applicable Dividend Payment Date, on the first date on which such Additional PIK Dividend can be paid in accordance with applicable law.
(d) Dividend Calculations. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Series A Preferred Stock Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares of Series A Preferred Stock, then such payment shall be distributed ratably among the holders of Series A Preferred Stock based upon the number of shares of Series A Preferred Stock held by each such holder on such Dividend Payment Date or Special Dividend Payment Date, as applicable. When a dividend or part thereof is paid in additional shares of Series A Preferred Stock, such number of additional shares shall be calculated by dividing the amount of such dividend or part thereof that would otherwise be paid in cash by the Liquidation Preference of a share of Series A Preferred

Stock. For purposes of determining whether funds are legally available for any dividends pursuant to this Section 3, the assets of the Company shall, to the fullest extent permitted by law, be valued at the highest amount permissible under applicable law.
(e) Conversion Prior to or Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on the record date for a dividend as provided in paragraphs (a) or (b) above, the holder of such shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on the record date for a dividend as provided in paragraphs (a) or (b) above but prior to the corresponding Dividend Payment Date or Special Dividend Payment Date, as applicable, the holder of such shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date or Special Dividend Payment Date, as applicable.

4. Transfer. The holders of shares of Series A Preferred Stock shall only be permitted to Transfer such shares of Series A Preferred Stock to a Permitted Transferee.
5. Conversion Rights.
(a) At the option of the holder, each share of Series A Preferred Stock may be converted into Common Stock at any time, unless previously redeemed (the “Conversion Right”). Upon exercise of the Conversion Right as provided in this Section 5, the Company shall deliver to the holder the number of shares of Common Stock equal to the quotient obtained by dividing (i) the value of a share of Series A Preferred Stock, which shall be the Liquidation Preference (plus any accrued but unpaid dividends thereon, whether or not declared) on the Conversion Date, by (ii) the Conversion Price in effect on the Conversion Date to determine the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.
(b) To convert Series A Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or Transfer Agent for the Series A Preferred Stock, (B) notify the Company at such office that he elects to convert Series A Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax required by clause (d) below to be paid by the holder. In the event that a holder fails to notify the Company of the number of shares of Series A Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the “Conversion Date.” As soon as practical following the Conversion Date, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. The holder of record of a share of Series A Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Series A Preferred Stock in accordance with Section 3 hereof will be entitled to receive such dividends with respect to such share of Series A Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. If a holder of Series A Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences of all shares of Series A Preferred Stock converted.

(c) The Company shall not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead the Company shall pay a cash adjustment based upon the closing price of the Common Stock on the principal securities exchange on which the Common Stock is then listed on the Business Day prior to the Conversion Date.
(d) If a holder converts shares of Series A Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name.

(e) The Company has reserved (and shall keep available and free from preemptive rights) and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Series A Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Series A Preferred Stock shall be fully paid and nonassessable. The Company shall use commercially reasonable efforts to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series A Preferred Stock and shall endeavor to list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed. All shares of Common Stock that are issued upon the exercise of Series A Preferred Stock shall, upon issuance, be validly issued, not subject to any preemptive rights, and, be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof (collectively, “Encumbrances”), other than taxes in respect of any transfer occurring contemporaneously with such issue and Encumbrances created by the holder.
(f) In case the Company shall pay or make a dividend or other distribution on any outstanding class of capital stock of the Company payable in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the holders entitled to such dividends and distributions. For the purposes of this Section 5(f), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
(g) In case the Company shall issue or sell Common Stock or Common Stock Equivalents at a price per share less than 95% of the Current Market Price per share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such Common Stock or Common Stock Equivalents (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction (I) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such Current Market Price (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Company upon the issuance of such Common Stock Equivalents and receivable by the Company upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Current Market Price of one share of Common Stock on the Relevant Date) and (II) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).
Such reduction shall become effective immediately on the issuance or sale of such Common Stock or Common Stock Equivalents. However, upon the expiration of any Common Stock Equivalent to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(g), if any such Common Stock Equivalent shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Common Stock Equivalents. No further adjustment shall be made upon exercise of any Common Stock Equivalent if any adjustment shall be made upon the issuance of such security. For the purposes of this Section 5(g), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not issue any Common Stock Equivalents in respect of shares of Common Stock held in the treasury of the Company. In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith, as determined by a nationally recognized appraiser selected by the Board of Directors.

(h) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or the outstanding shares of Common Stock shall be combined into a smaller number of shares, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.
(i) In case a tender offer, exchange offer or other offer to repurchase made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender offer, exchange offer or other offer to repurchase shall involve the payment by the Company or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds by 5% or more the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which (I) the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the Current Market Price per share of the Common Stock on the Trading Day next succeeding the Expiration Time and (II) the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Current Market Price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. For the purposes of this Section 5(i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.
(j) In case the Company shall issue to one or more Affiliates (other than (a) persons or entities who become Affiliates only as a result of such issuance, (b) directors, officers or employees of the Company under bona fide compensation or benefit arrangements or (c) upon the exercise of options or warrants or the conversion of convertible securities, issued for fair value at the time of any such issuance of options, warrants or convertible securities) Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the date of such issuance (the “Issue Date”), the Conversion Price in effect at the opening of business on the day following the Issue Date shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Issue Date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so issued would purchase at such Current Market Price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Issue Date plus the number of shares of Common Stock so issued, such reduction to become effective immediately after the opening of business on the day following the Issue Date. For the purposes of this Section 5(j), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
(k) In case the Company at any time or from time to time shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 5(f) through 5(j) (but not including any action described in any such Section) then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as determined in good faith by the Board of Directors (and, for so long as the Initial Holders constitute the Majority Holders, the Majority Holders).
(l) The reclassification or change of Common Stock into securities, including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 6(a) below shall apply), shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock, and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective,” as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of Section 5(h) above).
(m) All calculations under this Section 5 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be.
(n) The Company from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.
(o) For purposes of this Section 5, “Common Stock” includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 6(a) below, shares issuable on conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the Series A Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
(p) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.
(q) If: (A) the Company takes any action which requires an adjustment in the Conversion Price pursuant to Section 5; (B) the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or (C) there is a dissolution or liquidation of the Company; the Company shall mail to holders of the Series A Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least ten (10) days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this Section. Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Series A Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the Transfer Agent for the Series A Preferred Stock, if other than the Company, a certificate from the Company’s chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it.

(r) In any case in which this Section 5 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.
6. Change of Control; Liquidation Event.
(a) Change of Control. In the case of any Change in Control of the Company, then, upon consummation of such transaction, each holder of a share of Series A Preferred Stock shall be entitled to receive in respect of such share the greater of (i) the Liquidation Preference plus accrued and unpaid dividends thereon, whether or not declared, if any, or (ii) the amount such holder would receive if such holder converted such share of Series A Preferred Stock into the kind and amount of securities, cash or other assets receivable upon the consummation of the Change in Control by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such Change in Control (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock. If this Section 6(a) applies, Sections 5(f), 5(h) and 5(l) do not apply.
(b) Liquidation Event. Upon any Liquidation Event of the Company, each holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Company available for distribution, before any distribution or payment out of such assets may be made to the holders of any Junior Securities, and subject to the rights of the holders of any Senior Securities or Parity Securities upon liquidation and the rights of the Company’s creditors, of an amount equal to the Liquidation Preference plus accrued and unpaid dividends thereon, whether or not declared. After payment in full of the Liquidation Preference plus accrued and unpaid dividends thereon to which holders of Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any Liquidation Event of the Company, the amounts payable with respect to the Series A Preferred Stock and any other Parity Securities are not paid in full, the holders of the Series A Preferred Stock and such Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, and other amounts payable in such event, to which each is entitled. The following shall be regarded as “Liquidation Events” within the meaning of this Section 5 (without limitation): (a) the commencement of a voluntary or involuntary case with respect to the Company or any subsidiary holding all or substantially all of the Company’s assets (on a consolidated basis) pursuant to or within the meaning of Title 11 of the United States Code, (b) the appointment of a custodian for all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and (c) a general assignment by the Company for the benefit of its creditors. To the maximum extent that any liquidating distribution is made in a combination of cash and property other than cash, the liquidating distributions to the holders of the Series A Preferred shall be made in cash to the maximum extent possible, in preference and priority to the liquidating distribution payable to any other capital stock, other than Parity Stock (in which case, such distribution in cash shall be made pro rata) or Senior Stock. Whenever the distribution provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.
7. Redemptions.
(a) The shares of Series A Preferred Stock shall be redeemable, at the option of the Company, in whole, or, from time to time, in part, at any time beginning on the second anniversary of the Series A Preferred Stock Issue Date, payable by the Company through the issuance of shares of Common Stock. The number of shares of Common Stock to be delivered by the Company with respect to the shares of Series A Preferred Stock being redeemed (the “Redemption

Payment”), shall be equal to (1) the Applicable Redemption Amount (as defined below) per share of the Series A Preferred Stock being redeemed, divided by (2) the Current Market Price on the Redemption Date.

(b) The “Applicable Redemption Amount” shall mean:
(i) on and after the second anniversary of the Series A Preferred Stock Issue Date and prior to the third anniversary of the Series A Preferred Stock Issue Date, an amount per share of Series A Preferred Stock being redeemed equal to the product of (i) 103% and (ii) the Liquidation Preference (up to and including the Redemption Date), plus all accrued and unpaid dividends thereon, whether or not declared;
(ii) on and after the third anniversary of the Series A Preferred Stock Issue Date and prior to the fourth anniversary of the Series A Preferred Stock Issue Date, an amount per share of Series A Preferred Stock being redeemed equal to the product of (i) 102% and (ii) the Liquidation Preference (up to and including the Redemption Date) plus all accrued and unpaid dividends thereon, whether or not declared;
(iii) on and after the fourth anniversary of the Series A Preferred Stock Issue Date and prior to the fifth anniversary of the Series A Preferred Stock Issue Date, an amount per share of Series A Preferred Stock being redeemed equal to product of (i) 101% and (ii) the Liquidation Preference (up to and including the Redemption Date) plus all accrued and unpaid dividends thereon, whether or not declared; and
(iii) on and after the fifth anniversary of the Series A Preferred Stock Issue Date and thereafter, at an amount per share of Series A Preferred Stock being redeemed equal to the Liquidation Preference (up to and including the Redemption Date) plus all accrued and unpaid dividends thereon, whether or not declared.
(c) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 7(a) hereof, the number of shares to be so redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be pro rata from each holder of Series A Preferred Stock, based upon the number of shares of Series A Preferred Stock held by each holder.
(d) At least thirty (30) days prior to the date fixed for the redemption of shares of Series A Preferred Stock, a written notice shall be mailed in postage prepaid envelope to each holder of record of the shares of Series A Preferred Stock to be redeemed, addressed to such holder at his or her post office address as shown on the records of the Company (or other Transfer Agent), notifying such holder that its shares are subject to redemption, stating the date fixed for redemption thereof (the “Redemption Date”), and calling upon such holder to surrender to the Company, on the Redemption Date at the place designated in such notice, his or her certificate or certificates representing the number of shares specified in such notice of redemption; provided, however, that such notice shall not prohibit any holder from exercising its Conversion Right at any time prior to the Redemption Date. On or after the Redemption Date, such holder of shares of Series A Preferred Stock to be redeemed shall present and surrender his or her certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the Redemption Payment in respect of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and such surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e) From and after the Redemption Date (unless the Company defaults in payment of the Redemption Payment), all dividends on the shares of Series A Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Company, except the right to receive the Redemption Payment in respect of such shares (including an amount equal to all accrued and unpaid dividends thereon, whether or not declared, if any, up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever; provided however, in the case of the Redemption Date falling after a dividend payment record date and prior to the related Dividend Payment Date or Special Dividend Payment Date, the holders of Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date or Special Dividend Payment Date, notwithstanding the redemption of such shares following such dividend payment record date, but such dividend amount shall not be deemed accumulated and unpaid for purposes of calculating the Applicable Redemption Amount hereunder.

(f) If a notice of redemption has been given pursuant to this Section 7 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on the day preceding the Redemption Date, given written notice to the corporation pursuant to Section 5 above of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment, as required by Section 5 above), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 5 above, and any moneys set aside by the Company for the redemption of such shares of converted Series A Preferred Stock shall revert to the general funds of the Company.
8. Voting Rights.
(a) The holders of Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company’s bylaws and the FBCA, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Common Stock entitled to one vote per share and each share of Series A Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.
(b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, either directly or indirectly, by amendment, merger, reorganization, reclassification, recapitalization, conversion, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the affirmative vote or consent of the Majority Holders, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting and any act or transaction entered into without such vote or consent shall be void ab initio and of no force and effect:

(i) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities;
(ii) reclassify, alter or amend any authorized Parity Securities, Senior Securities or Junior Securities of the Company, if such reclassification, alteration or amendment would render such other security senior to (or, in the case of Senior Securities, senior in additional respects to) the Series A Preferred Stock;
(iii) issue any Series A Preferred Stock other than (A) the Series A Preferred Stock issued on the Series A Preferred Stock Issue Date and (B) PIK Dividends;
(iv) prior to the third anniversary of the Series A Preferred Stock Issue Date, issue any Parity Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Parity Securities, in each case, to the extent that the aggregate liquidation preference in respect of all Parity Securities then outstanding (other than the Series A Preferred Stock) would exceed $325,000,000;
(v) amend or otherwise alter these Articles of Designation or the Articles of Incorporation in any manner that under the FBCA requires the prior vote as a separate class of the holders of Series A Preferred Stock;
(vi) amend or otherwise alter these Articles of Designation or the Articles of Incorporation in any manner that would adversely affect the rights, privileges or preferences of the Series A Preferred Stock;
(vii) pay any dividend in cash to the Common Stock, other Junior Securities or Parity Securities in respect of any quarterly dividend unless the dividend payable in respect of such quarter on the Series A Preferred Stock is also paid in cash to the same extent; or
(viii) waive compliance with any provision of these Articles of Designation or take any actions intended to circumvent the provisions of these Articles of Designations.
(c) Without the consent of each holder affected, an amendment or waiver of the Company’s Articles of Incorporation or of these Articles of Designation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting holder):

(i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose holders must consent to an amendment, supplement or waiver;

(ii) reduce the Liquidation Preference or alter the provisions with respect to the redemption of the Series A Preferred Stock;
(iii) alter the conversion rights of the holders of Series A Preferred Stock set forth in Section 5 hereof;
(iv) reduce the rate of payment of dividends on any share of Series A Preferred Stock;
(v) waive the consequences of any failure to pay dividends on the Series A Preferred Stock;
(vi) make any share of Series A Preferred Stock payable in any form other than that stated in these Articles of Designation;
(vii) make any change in the provisions of these Articles of Designation relating to waivers of the rights of holders of Series A Preferred Stock to receive the Liquidation Preference and dividends on the Series A Preferred Stock; or
(viii) waive a redemption payment with respect to any share of Series A Preferred Stock.
(d) Notwithstanding the foregoing, nothing herein or otherwise in the Company’s Articles of Incorporation or bylaws shall limit or prevent the right of the holders of the Series A Preferred Stock from, to the fullest extent allowed by law, exercising the voting rights provided in this Section by written consent of the Majoirty Holders.
9. Board Observer; Information Rights.
(a) The Initial Holders shall have the right to appoint one individual (the “Board Observer”) to attend as a nonvoting observer all meetings of the Company’s Board of Directors and each committee thereof, except for any portion of a meeting of the Board of Directors that intends to consider, or any committee formed to consider, a transaction between the Company and the Initial Holders, any of their Affiliates or any holder that is Affiliated with the Board Observer or an Affiliate of any holder that is Affiliated with the Board Observer, and provided that the Board Observer is subject to a customary non-disclosure agreement. The Company shall provide the Board Observer with (i) notice of all meetings of the Board of Directors and (ii) all information delivered to the members of such Board of Directors (or committees thereof) prior to such meetings, and all other materials, including proposed written consent actions, otherwise provided to the Board of Directors, at the same time such notice and information is delivered to the members of the Board of Directors. Notwithstanding the above, the Company has the right to withhold any information from the Board Observer and to exclude the Board Observer from any meeting or portion thereof of the Board of Directors or committees thereof if access to such information or attendance at such meeting, could:

(1) remove the attorney-client privilege between the Company and its counsel;
(2) cause the Board of Directors to breach its duties to the Company and its stockholders; or
(3) result in a direct conflict between interests of the Company, on the one hand, and those of the Board Observer or its Affiliates, on the other hand.
The Company will use its reasonable efforts to ensure that any withholding of information or any restriction on attendance is limited only to the extent necessary set forth in the preceding sentence. Notwithstanding anything in the foregoing to the contrary, the Company shall be entitled to take actions and establish procedures to the extent reasonably required to restrict the access of the Board Observer to any restricted national security data of the Company or of any other Person whose national security data is in the possession or control of the Company. The Board Observer shall not have any authority to bind the Company.
(b) The Company shall permit the Initial Holders, at the Initial Holders’ expense and upon reasonable prior notice and such other reasonable conditions as requested by the Company, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss its affairs, finances and accounts with such officers as are designated by the Company, all at such reasonable times as may be requested by the Initial Holders; provided, however, that the Company shall not be obligated pursuant to this Section 9(b) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or such other information as is contemplated by Section 9(a) above.
(c) Notwithstanding the foregoing, at such time as the aggregate amount of outstanding shares of Series A Preferred Stock Beneficially Owned by the Initial Holders is less than 50% of the shares of Series A Preferred Stock issued to the Initial Holders on the Original Issuance Date, the Initial Holders shall no longer be entitled to appoint the Board Observer under Section 9(a) or receive the information and access rights under Section 9(b).
10. Amendment. These Articles of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity or otherwise, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the Majority Holders, voting separately as a class.
11. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.
12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
14. Re-issuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Florida) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.
15. Mutilated or Missing Series A Preferred Stock Certificates. If physical certificates are issued for the Series A Preferred Stock and if any of such Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, at the holder’s expense, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent (if other than the Company).
16. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The Transfer Agent, conversion agent, registrar and paying agent shall initially be the Company. The Company may appoint a successor to any one or more of such roles (and may remove any such successor in accordance with any agreement with such successor and appoint a new successor). Upon any such removal or appointment, the Company shall notify the holders of the Series A Preferred Stock thereof.

17. Withholding Taxes. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and any shares of Common Stock issued upon conversion thereof) shall be subject to withholding and backup withholding of tax to the extent required by law, and such amounts withheld, if any, shall be treated as received by the holders of Series A Preferred Stock.
18. Waiver. Except to the extent expressly provided herein, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board (or an authorized committee thereof) and the Majority Holders.

19. Certain Definitions. As used in these Articles of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes hereof, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Beneficially Owned” means with respect to any securities having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting capital stock of the Company after the date hereof; (b) the Company consolidates with, or merges with or into, or enters into any other business combination with, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event in a transaction in which the outstanding voting capital stock of the Company is converted into or exchanged for cash, securities or other property, provided that following such transaction the holders of voting stock of the Company immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are transferred (unless the Majority Holders elect not to treat such transaction as a Change in Control), or (c) any merger, consolidation or other business combination of the Company with or into another Person that results in the cancellation of any shares of Series A Preferred Stock or that results in the conversion or exchange of any shares of Series A Preferred Stock into or for (1) shares of any other class or series of capital stock of the Company, (2) capital stock of the Company or any other Person (or the right to receive any such capital stock), (3) any property (including, without limitation, cash and the right to receive cash or property) or (4) any combination of the foregoing (unless the Majority Holders elect not to treat such transaction as a Change in Control).
“Common Stock” means the Common Stock, par value $.01 per share, of the Company as presently constituted.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.
“Conversion Price” shall initially equal 110% of the lower of (a) $28.90 and (b) the Thirty Day VWAP prior to the Series A Preferred Stock Issue Date, and thereafter shall be subject to adjustment from time to time pursuant to the terms of Section 5 hereof.

“Current Market Price” per share of Common Stock on any day shall be deemed to be the average of the closing prices of the Common Stock for the twenty (20) consecutive Trading Days ending the day before the day in question, except with respect to issuances of Common Stock or Common Stock Equivalent to employees, directors and consultants, in which case Current Market Price shall be the fair market value of such Common Stock or Common Stock Equivalent on the date of issuance as calculated in accordance with standard Company practices.
“Daily VWAP” means the volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Common Stock on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FBCA” means the Florida Business Corporation Act, as amended.
“Initial Holders” means the recipients of the Series A Preferred Stock on the Series A Preferred Stock Issue Date.
“Liquidation Preference” means $1,000 per share of Series A Preferred Stock.
“Majority Holders” means the holders who at any point in time hold at least 50.1% of the then outstanding shares of the Series A Preferred Stock.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Permitted Transfer” means a transfer by the holder of Series A Preferred Stock in accordance with all applicable laws and regulations.
“Permitted Transferee” means the recipient of a Permitted Transfer.
“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock Issue Date” means the date on which the Series A Preferred Stock was originally issued by the Company to the Initial Holders under these Articles of Designation.
“Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination.
“Trading Day” means any day on which the New York Stock Exchange or other applicable stock exchange or market is open for business.
“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of. A Transfer of shares of Series A Preferred Stock held by a stockholder shall also include any Transfer of such stockholder or any direct or indirect interest in a stockholder that constitutes a direct or indirect change of control of the stockholder.
“Transfer Agent” shall be the Company unless and until a successor is selected by the Company as provided herein.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed by its duly authorized officer.

Dated: December 13, 2012

OCWEN FINANCIAL CORPORATION

By:	/s/ John V. Britti
	Name:	John V. Britti
	Title:	Chief Financial Officer